EXHIBIT 10.1

STANDARD MICROSYSTEMS CORPORATION MANAGEMENT INCENTIVE PLAN
(EFFECTIVE JUNE 1, 2009)

Section 1. Purpose.

The purpose of the Management Incentive Plan is to promote the interests of Standard Microsystems Corporation and its subsidiaries by providing eligible key employees of the Company with incentive to assist the Company in meeting and exceeding its business goals.

Section 2. Definitions.

(a) “Awards” shall mean the performance based awards earned pursuant to the Plan.

(b) “Board” means SMSC’s Board of Directors.

(c) “Code” means the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any subsequent federal internal revenue law.

(d) “Committee” means the Compensation Committee of SMSC’s Board of Directors (and any committee to which the Compensation Committee has delegated its authority as set forth in Section 3(d) hereof); in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify in all respects as an “outside director” for purposes of Section 162(m) of the Code.

(e) “Company” or “SMSC” means SMSC or any corporation or business entity of which SMSC (i) directly or indirectly has an ownership interest of 50% or more, or (ii) has a right to elect or appoint 50% or more of the board of directors or other governing body.

(f) “Participant” shall mean a qualifying employee selected by the Committee to participate in the Plan in accordance with Section 5 hereof.

(g) “Performance Percentage” shall mean, with respect to a Participant, the percentage to be applied to such Participant’s Target Award (if any) to be used in calculating the actual Award payable to such Participant (if any). The Performance Percentage shall be calculated on a schedule, matrix or other objective method based on the Company’s achievement of the Performance Targets.

(h) “Performance Period” means the period in which performance is measured for which Awards are paid, as determined by the Committee. Performance Periods shall be at least equal to one fiscal quarter and may be overlapping.

(i) “Performance Rating” shall mean the rating that each Participant receives for his individual performance. The rating must be between 0.5 and 1.5 for each Performance Period. The Performance Rating may be based on objective or subjective factors.

(j) “Performance Schedule” shall mean the schedule, matrix or other objective method for determining the Plan Funds based on the Company’s achievement of the Performance Targets.

(k) “Performance Targets” shall mean the performance goals and objectives established by the Committee to determine funding under the Plan.

(l) “Plan” means this plan, which shall be known as the SMSC Management Incentive Plan or MIP.

(m) “Plan Funds” shall mean, with respect to a Performance Period, the total amount of funds available to be paid on a Company wide basis based on the Performance Schedule.

(n) “Target Award” shall mean the base award expressed as a percentage of base salary, which will convert into a dollar figure, established for each Participant for each Performance Period.

Section 3. Administration.

(a) The Plan shall be administered by the Committee.

(b) The Committee may, subject to the provisions of the Plan, establish, adopt or revise rules and regulations relating to the Plan or take such actions as it deems necessary or advisable for the proper administration of the Plan. The Committee shall have the authority to interpret the Plan in its absolute discretion. Each interpretation made or action taken by the Committee pursuant to the Plan shall be final and conclusive for all purposes and binding upon all Participants (as defined in Section 2) or former Participants and their successors in interest.

(c) Neither the Committee nor any member of the Committee shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Committee shall be entitled to indemnification and reimbursement by Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law.

(d) The Committee may delegate its authority to grant and administer Awards to a separate committee; however; only the Committee may grant and administer Awards for executive officers.

Section 4. Performance Measures, Funding and Establishment of Target Awards

(a) The Committee may grant Awards to Participants with respect to any Performance Period subject to the terms and conditions of the Plan. All Awards shall be settled in cash. Within 90 days after the beginning of a Performance Period, and in any case before 25% of the Performance Period has elapsed, the Committee shall establish, with respect to such Performance Period, (a) the Performance Targets for the Company, (b) Target Awards for each Participant, (c) the Performance Percentage and Performance Schedules and (d) the potential Plan Funds. The Performance Targets shall be based on one or more of the following business criteria: revenue, revenue growth, operating income, operating cash flow, operating margin, net income, net margin, earnings per share, EBITDA, return on sales, return on assets (net or gross), return on equity, return on invested capital, total shareholder return or such other factors as the Committee may establish in their discretion.

(b) The measurement of any Performance Targets may be based on non-GAAP or pro forma financial measures. Such measures may exclude the impact of charges for extraordinary, unusual, non-recurring or other items that the Committee determines should not be included in the Performance Targets (including without limitation charges for equity based compensation, acquisitions or dispositions, restructurings and discontinued operations), and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. Any Performance Targets may be used to measure the performance of an individual, the Company or a subsidiary of the Company as a whole or any business unit of the Company or any subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Targets as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

Section 5. Eligibility.

Awards may be granted to key employees of the Company who are selected for participation in the Plan by the Committee.

Section 6. Individual Performance and Determination of Awards.

(a) Calculation. The Committee shall, promptly after the date on which the necessary financial and other information for a particular Performance Period becomes available, certify in writing the extent to which Performance Targets have been achieved. Using the Performance Schedule, the Committee shall determine the actual Plan Funds available and the Performance Percentage. Awards shall be calculated for each Participant by multiplying the Target Award by the Performance Percentage by the Performance Rating (Award = Target Award X Performance Percentage X Performance Rating). The total of all Participants Awards may not exceed the actual Plan Funds for any Performance Period.

(b) Discretionary Changes. The Committee may, in its discretion, reduce, increase or eliminate the amount of any Award payable to any Participant, based on such factors as the Committee may deem relevant. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants. Participants who enter the MIP during a Performance Period will normally have their awards prorated.

(c) Payment. The Company shall pay Awards as soon as administratively practical following certification by the Committee of the extent to which the applicable Performance Targets have been achieved and the determination of the actual Awards in accordance with Section 4 and this Section 6; provided that in no event shall any Award (or any other amount payable pursuant to this Plan) be paid later than the fifteenth (15) day of the third month following the end of the fiscal year with respect to which Award (or such other amount) was earned, if at all. A Participant must be employed by the Company on the date the Awards are paid in order to receive an Award. Notwithstanding the foregoing, payment of Awards shall be subject to any election duly and validly made in accordance with Section 409A of the Code by a Participant with respect to the deferral of all or a portion of his or her Award under a deferred compensation plan of the Company.

Section 7. General Provisions.

(a) No Rights to Awards or Continued Employment. No employee of the Company shall have any claim or right to receive Awards under the Plan. Neither the Plan nor any action taken under the Plan shall be construed as giving any employee any right to be retained by the Company.

(b) No Limits on Other Awards and Plans. Nothing contained in this Plan shall prohibit the Company from establishing other special awards or incentive compensation plans providing for the payment of incentive compensation to employees of the Company, including any Participants.

(c) Withholding Taxes. The Company shall deduct from all payments and distributions under the Plan any required federal, state or local governments tax withholdings.

(d) Unfunded Status of Plan. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

(e) Effective Date; Amendment. The Plan is effective as of June 1, 2009. The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part.

(f) Governing Law. The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York without regard to its conflict of law principles.

(g) Section 409A. The intent of the Company is that payments and benefits under this Plan comply with Section 409A of the Code. All Awards granted pursuant to this Plan are intended to be excluded from coverage under Section 409A of the Code pursuant to Section 1.409A-1(b)(4) “Short-term deferrals”. If any provision of the Plan would otherwise frustrate or conflict with this intent, the Committee may amend the Plan to the extent necessary to comply with Section 409A of the Code, provided that such amendment will not result in additional cost to the Company. Neither the Company nor any Participant shall have the right to accelerate or defer the delivery of any Award except to the extent specifically permitted or required by Section 409A of the Code.